Exhibit 10.1

NORTH CAROLINA

GASTON COUNTY	MODIFICATION TO LEASE

THIS MODIFICATION, made and entered into this 1st day of February, 2005, by and between C. PRESLEY PROPERTIES, LLC, a North Carolina Limited Liability Company, hereinafter referred to as “Landlord”, and BRANDINGTON-YOUNG, LLC, a Virginia Limited Liability Company, hereinafter referred to as “Tenant.”

W I T N E S S E T H

WHEREAS Landlord and Tenant entered into a Lease Agreement (“Contract”) on the 1st day of July, 2004; and

WHEREAS Landlord has agreed to increase the rentable square footage of the Building referred to in said Contract and Tenant has agreed to Pay an increased rental in exchange for the increased rentable square footage;

NOW THEREFORE, in consideration of the mutual promises contained herein and for valuable consideration in hand paid, the parties agree as follows:

1.	Landlord shall increase the rentable square footage of the Building from approximately 33,500 square feet to approximately 66,430 square feet, said rentable area being outlined on Exhibit “A” attached hereto.

2.	That Tenants shall pay an increased rental of $8,400 each and every month and shall additionally pay property taxes for the Building in equal monthly installments of $815.00 each.

3.	That Landlord shall remove any and all of its equipment and personal property from the additional rental space and that Tenant shall pay Presley & Associates, LLC $5,000.00 for said moving expenses.

4.	That, except as provided by this Modification, the Contract shall remain in full force and effect.

The Landlord and Tenant have hereunto executed this agreement the day and year above set forth.

TENANT:	LANDLORD:
BRANDINGTON-YOUNG, LLC	C. PRESLEY PROPERTIES, LLC

By:	By:
Manager	Manager